Deer Consumer Products, Inc. Raises Fourth Quarter and Full Year 2009 Earnings Guidance

NEW YORK, Dec. 18 /PRNewswire-Asia/ — Deer Consumer Products, Inc. ("Deer") (Nasdaq: DEER; website: http://www.deerinc.com), one of the world's largest designers and manufacturers of home and kitchen electronics marketing to both global and Chinese domestic consumers, announced today that the company raised its fourth quarter and full year 2009 sales and earnings guidance as follows:

•	Fourth quarter net income increase of approximately 1100% to $5 million, compared to $422,000 in fourth quarter 2008
•	Full year 2009 net income guidance increased to $11.5 million on revenues of $81 million, from previously guided $10.5 million in net income
•	2009 Chinese domestic market sales to increase more than 200% to 15% of total revenues, compared to approximately 5% of total revenues in 2008
•	Approximately $80 million in cash without long term debts at yearend 2009
•	Strong earnings growth momentum to continue well into 2010 with significant increase in Chinese domestic market sales

Bill He, Deer's Chairman & CEO commented, "Deer has direct access to the vast Chinese and global consumer base. We are pleased to announce that Deer will exceed its previous financial guidance projections for 2009. Deer is currently experiencing strong customer demand from both Chinese domestic and global customers for our products. With a strong balance sheet and a large cash position, Deer is well positioned to significantly expand its business in the Chinese domestic markets in 2010. Deer intends to release 2010 sales and earnings guidance in January 2010.”

About Deer Consumer Products, Inc.

Deer Consumer Products, Inc. (www.deerinc.com) is a NASDAQ Global Market listed U.S. public company headquartered in China. Supported by more than 103 patents, trademarks and copyrights and approximately 1,900 company-trained seasonal and full-time production workers, Deer is a leading Chinese designer, manufacturer and seller of quality small home and kitchen electric appliances both in the China domestic market and to export markets. Deer's product lines include blenders, juicers, soy milk makers and other home appliances designed to make today’s lifestyles simpler and healthier. With more than 100 global and domestic clients/branded products, including Black & Decker®, Ariete, Disney, Toastmaster, Magic Bullet, Back to Basics and Wal-Mart, Deer has enjoyed rapid sales and earnings growth in recent years.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect Deer's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in Deer's filings with the Securities and Exchange Commission.

Contact Information:

Mrs. Yongmei Wang
Corporate Secretary
Deer Consumer Products, Inc.
Tel: +86-755-8602-8285
Email: ir@deerinc.com
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Source: Deer Consumer Products, Inc.